TERMS NOT FINAL OR AUTHORIZED UNTIL EXECUTED

BY COMPANY OFFICER WITH APPROPRIATE AUTHORITY

October 6, 2006

Thomas E. McGuire

660 River Chase Ridge

Atlanta, GA 30328

Dear Tom:

This letter agreement and release (the “Agreement”) confirms the agreement entered into between you and the Company regarding your separation from your employment with the Company effective as of October 13, 2006 (the “Separation Date”) and explains the package of separation pay and benefits that has been specially developed for you in full bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and separation from your employment with the Company up to and including the Effective Date of this Agreement, including any claims in respect of the Employment Agreement between you and the Company dated as of August 18, 2003, as amended effective as of August 17, 2004 and March 2, 2006 (the “Employment Agreement”). For purposes of this Agreement, the term the “Company” includes Revlon Consumer Products Corporation and any of its past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated) and any of their past, present or future employees, agents, assigns, officers, directors and shareholders whether acting in their individual or representative capacity. It is understood that you and the Company are entering into this Agreement knowingly and voluntarily.

1. RESIGNATION AS PRESIDENT, REVLON INTERNATIONAL. It is understood and agreed that you are resigning from your position as President, Revlon International effective as of the Separation Date, and you agree that you will execute all documents requested in order to effectuate this resignation, as well as to resign from any and all other directorships, officerships and other positions with the Company. The Company agrees that your resignation is not a termination for Cause as that term is defined in the Employment Agreement.

2. CONSIDERATION IN SETTLEMENT. Accordingly, if you execute this Agreement (and do not revoke it pursuant to Section 13 below), continue to perform your duties and responsibilities in a professional and satisfactory manner until the Separation Date and fully comply with the Agreement’s terms and conditions:

a) SEVERANCE PAY.

i) You will receive severance pay, less applicable withholdings and deductions, for a total of twenty-four (24) months, with such period to be referred to herein as the “Salary Continuation Period.” Your severance pay will be at your base rate of pay in effect on your Separation Date and will be payable as follows: (1) for the period beginning on your Separation Date to April 13, 2007, you will receive severance pay in an amount equal to your required contribution (at the active employee contribution rate, as in effect from time to time) to the cost of your participation in the Company’s group medical, dental and/or vision insurance benefit plans (at the level of your participation immediately prior to the Separation Date, subject to the terms and conditions of such plans, as in effect and amended from time to time), less applicable withholdings and deductions; (2) on the first payroll pay date following April 13, 2007, you will be paid a lump sum payment equal to the gross amount of your base rate of pay in effect on your Separation Date for the period from the Separation Date to April 13, 2007, less any amounts paid to you under (1) above, less applicable withholdings and deductions, and (3) during the remainder of the Salary Continuation Period after April 13, 2007, you will receive severance pay at your base rate of pay in effect on your Separation Date, less applicable withholdings and deductions, payable on a bi-weekly basis.

ii) Through May 13, 2008, any severance payments payable to you under this subsection 2(a) will not be reduced by any compensation payable to you through other employment, a consultancy or any other source. Thereafter, your entitlement to severance pay under this subsection shall be reduced by the amount of any compensation payable to you as a result of any employment or consultancy undertaken by you and/or by the amount of any other severance or termination payments to you, in each case in respect of periods after May 13, 2008 until the conclusion of the Salary Continuation Period, and you agree that you will immediately notify the Company’s Chief Legal Officer when you receive any such compensation. Notwithstanding the above, due to your role and responsibilities with the Company, you may be restricted from undertaking employment with a competitor of the Company under the terms of any agreements related to non-competition or trade secrets, confidential information and/or work product you previously signed, and you must provide prompt written notice to the Company c/o Robert K. Kretzman, Executive Vice President, General Counsel and Chief Legal Officer, Revlon Consumer Products Corporation, 237 Park Avenue, New York, New York 10017, if you have been offered employment with a Restricted Entity, as defined in the Employee Agreement as to Confidentiality and Non-Competition you executed on August 1, 2003 (the “Non-Competition Agreement”), and wish to accept such offer of employment, specifying the specific employment title and duties or other interest so offered and the terms (including compensation) of such offer. Also, it is agreed that your entitlement to receive severance pay and benefits under this Agreement shall immediately cease in the event that you accept employment with the Company in any other position during the Salary Continuation Period.

b) BENEFITS CONTINUATION PERIOD. For purposes of this Agreement, the “Benefits Continuation Period” shall mean the period from the Separation Date until October 13, 2008.

c) CONTINUATION OF MEDICAL, DENTAL AND/OR VISION INSURANCE BENEFITS AND FLEXIBLE SPENDING ACCOUNT. You will be permitted to continue participation in the Company’s group medical, dental and/or vision insurance benefit plans at the level of your participation immediately prior to the Separation Date (for example, Employee, Employee +1, Family levels), subject to the terms and conditions of such plans, as in effect and amended from time to time, and at the contribution level in effect for active employees until (i) the end of the Benefits Continuation Period or (ii) you become eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another company, whichever occurs first. You will be permitted to have the period of continuation of medical and/or dental insurance benefits under COBRA (which is generally a period of 18 months) commence upon expiration of the Benefits Continuation Period or such earlier date as is triggered under subsection (ii) in the preceding sentence. As a condition of your continued coverage of medical and/or dental insurance benefits under COBRA, you (or your eligible dependents) will be required to contribute on a timely basis at the applicable COBRA contribution rate, as in effect from time to time. Details regarding your required contributions will be provided by the Company’s COBRA administrator at an appropriate time. You will immediately notify the Company’s Chief Legal Officer when you become eligible for coverage under medical, dental and/or vision insurance benefit plans of another company.

d) CONTINUATION OF LIFE / AD&D INSURANCE. Your Basic Life Insurance coverage under the Revlon Life and Accident Insurance Program (the “Program”) will be continued at no cost to you during the Benefits Continuation Period. In addition, you can continue any Supplemental Life, Accidental Death and Dismemberment, Dependent Life and/or Dependent Accidental Death and Dismemberment insurance coverage previously elected by you under the Program at your expense during the Severance Period. After the expiration of the Severance Period, you will be advised of any options you may have to convert the insurance coverages described above to an individual policy at your own expense, and information regarding such conversion options will be provided to you at that time.

e) OUTPLACEMENT. You will be eligible to receive outplacement and career transition services provided by the Ayers Group as determined by the Company, at the Company’s expense.

f) PRO RATA 2006 BONUS. In the event that bonus plan objectives under the Revlon Executive Bonus Plan are met and a bonus is earned and paid in respect of 2006 under the Revlon Executive Bonus Plan (excluding any discretionary bonuses paid), notwithstanding that you would not be currently employed by the Company, you shall be eligible to receive such bonus, prorated for the period of your employment with the Company during 2006, less applicable withholdings and deductions. If any bonus is payable to you under this Section 2(f), such bonus will be paid to you in 2007 at the same time as other earned bonuses are paid under the Revlon Executive Bonus Plan.

g) REIMBURSEMENT FOR BUSINESS EXPENSES. You shall be reimbursed for all reasonable expenses incurred or paid by you prior to October 13, 2006 in connection with the performance of your services for the Company, subject to and in accordance with the Company’s applicable expense reimbursement and related policies.

3. SECTION 409A. The Company’s provision of compensation and benefits under this Agreement is being made in good faith compliance with Section 409A of the Internal Revenue

Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). Additionally, it is understood and agreed that the schedule for the provision of compensation and benefits provided for in the CONSIDERATION IN SETTLEMENT Section above reflects your initial deferral election pursuant to Section 409A, if any such election is required. It is expressly understood and agreed that the Company reserves the right to provide the compensation or benefits provided in the CONSIDERATION IN SETTLEMENT Section above at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings.

4. VACATION. You will receive a check for any accrued and unused 2006 vacation prorated for the period of your active employment in 2006 with the Company, less applicable withholdings and deductions, upon your separation from your employment with the Company.

5. GENERAL RELEASE.

a) In exchange for the consideration provided to you under this Agreement, you agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, administrators, successors and assigns) now and forever, the Company from and waive any claim in any legal jurisdiction that you have presently, may have or have had in the past, known or unknown, against the Company upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment with, or termination of employment from, the Company, or otherwise. Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that you are not releasing and waiving are your rights to receive the compensation and benefits provided to you under this Agreement, any rights you may have: (i) under this Agreement, subject in all cases to the terms and conditions hereof, (ii) to the payment of vested benefits (if any) under the terms of the Company’s qualified pension plans (the Revlon Employees’ Retirement Plan and the Revlon Employees’ Savings, Investment and Profit Sharing Plan), as amended from time to time, (iii) under the Stock Plan or (iv) to indemnification as provided in the INDEMNIFICATION Section below.

b) Revlon (defined for purposes of this subsection only as the corporate entities Revlon, Inc., Revlon Consumer Products Corporation and their successors and assigns) hereby waives, releases and gives up any and all claims and rights it has presently or has had in the past against you related to your past activities in connection with your employment with Revlon, which Revlon actually knew, or reasonably should have known, on or prior to the date of your execution of this Agreement, except that the release in this subsection shall not apply to any claim the Company may have which directly or indirectly results from any breach by you of this Agreement or any confidentiality, non-competition or fiduciary obligation owed to the Company, any act of misappropriation or conversion of trade secrets or proprietary or confidential information, any act of fraud or theft committed by you in connection with your employment with the Company, or any intentional tort.

6. EXTENT OF RELEASE. Without limiting the generality of the preceding “GENERAL RELEASE” Section, this Agreement is intended to and shall release the Company from any and all claims or rights arising under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Older Workers Benefit Protection Act of 1990, the Civil Rights act of 1866, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Act, the New York State Human Rights Law, the New York City Administrative Code, and all other statutes regulating the terms and conditions of your employment, including, but not limited to those state laws set forth in Exhibit I to this Agreement, in each case, as amended), regulation or ordinance, under the common law or in equity (including any claims for wages, wrongful discharge, discrimination, retaliation, whistleblower claims, any tort claims, or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you, including, without limitation, any claim you might have for severance, termination or severance pay in any legal jurisdiction, or pursuant to the Company’s severance policies or practices as from time to time in effect, or otherwise.

7. RIGHT TO COUNSEL. The Company hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded a period of at least twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney, and you represent that you have done so.

8. FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Company has not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement. You understand that if you request additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.

9. ADEQUACY OF CONSIDERATION. The consideration provided to you under this Agreement, which you agree is adequate consideration to support this Agreement, is not required under the Company’s policies or otherwise and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Company to provide such consideration. You acknowledge that no representations of any kind or character have been made by the Company to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein.

10. RESTRICTIONS. You represent and warrant that neither you, nor any person, organization or entity acting on your behalf, has filed or initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the termination thereof (each individually a “Proceeding”). To the fullest extent permitted by law, you waive any right you may have to benefit in any manner from any relief (whether through an award of money, equitable relief or otherwise) arising out of any past, present or future Proceeding, including, without limitation, any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). In addition to the release of all claims you have against the Company under the “GENERAL RELEASE” AND “EXTENT OF RELEASE” Sections above, you further agree, to the extent permitted by law, not to instigate, encourage, or voluntarily assist or participate in an action or proceeding commenced by anyone else against the Company.

11. PENALTIES. If you fail to abide by any of the terms of this Agreement, the Company may, except as otherwise prohibited by law, reclaim any amounts paid under this Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under the Agreement, in addition to any other remedies it may have.

12. COOPERATION. Upon request, you agree to give your assistance and cooperation willingly in any matter relating to your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or potentially have knowledge by virtue of your employment with the Company. Such assistance and cooperation shall be provided by you without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment, except with respect to mandated court appearances for which you will make yourself available upon reasonable notice.

13. REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and you understand that this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the “Effective Date”) provided that you have not revoked the Agreement. Any such revocation must be made in a signed letter executed by you stating specifically that you are revoking your acceptance of this Agreement and received by the Company at the following address no later than 5:00 p.m. New York time on the seventh day after you have executed this Agreement: Robert K. Kretzman, Executive Vice President, General Counsel and Chief Legal Officer, Revlon Consumer Products Corporation, 237 Park Avenue, New York, New York 10017. You understand that if you revoke this Agreement, this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement will not be effective or enforceable and you will not be entitled to any payments and benefits hereunder. You understand and agree that you would not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises, obligations and covenants set forth herein. The terms of this Agreement are not final and authorized until this Agreement is executed by a Company officer with appropriate authority. Until such execution by a Company officer, the Agreement shall be considered to be a draft for discussion purposes.

14. NOTICE. Any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Robert K. Kretzman at the above address and to you at 660 River Chase Ridge, Atlanta, GA 30328, with a copy to Daniel D. Zegura, Esq., Rogers & Hardin LLP, 2700 International Tower, Peachtree Center, 229 Peachtree Street, N.E., Atlanta, GA 30303.

15. CONFIDENTIALITY / NON-COMPETITION.

a) In consideration of the payments and benefits provided in this Agreement, you agree to comply with and perform each and every covenant and undertaking set forth in any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you, including, without limitation, the Non-Competition Agreement, to the same extent as if the same were fully set forth herein, with the understanding that Paragraph 9(f) of the Non-Competition Agreement does not apply and shall have no further application, but all other provisions of the Non-Competition Agreement shall continue in full force and effect without modification.

b) In addition to any agreement related to trade secrets, confidential information and/or work products previously executed by you, (including, without limitation, the Non-Competition Agreement executed by you), you agree that you will not at any time divulge to any other entity or person any confidential information acquired by you concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms thereof, or any information concerning the circumstances of your employment with and the separation from your employment from the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members, except in each case (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Company to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agrees to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, internet publication or discussion group, theatrical production or movie, or television or radio programming or commercial. In addition to any and all other remedies available to the Company for any violation of this Section, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts. In the event that you are required to make disclosure under any court order, subpoena or other judicial process which in any way relates to your employment with the Company, you will promptly notify the Company, take all steps requested by the Company to defend against the compulsory disclosure and permit the Company to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. You acknowledge that all information the disclosure of which is prohibited by this Section is of a confidential and proprietary character and of great value to the Company and that a breach of this Section will constitute a material breach of this Agreement, which will cause the Company to suffer immediate, substantial and irreparable injury. You confirm that, as of the date of your execution of this Agreement, you have not violated the terms of this “CONFIDENTIALITY / NON-COMPETITION” Section. The Company confirms that as of the date it executes this Agreement, it has no actual knowledge of facts constituting a violation of this “CONFIDENTIALITY / NON-COMPETITION” Section.

16. RETURN OF COMPANY PROPERTY. You understand and agree that you are obligated to return all Company property in your possession or control, as required under the Employee Agreement as to Confidentiality and Non-Competition, including, without limitation, computer disks or data (including, data retained on any computer), any home-office equipment, mobile phones, blackberrys or computers purchased or provided by the Company, any keys, identification and access cards, records, documents, files or other materials. By executing this Agreement, you represent and agree that you (i) have returned all Company property in your possession or control to the Company, (ii) have removed any and all computer data relating to Company confidential information and trade secrets from any personal computer(s) in your possession or control, and (iii) have not retained any such computer data (or copies thereof) in any form.

17. INDEMNIFICATION. Notwithstanding anything herein to the contrary, this Agreement shall not impact or release any rights that you may have, under the by-laws of the Company, applicable insurance policies of the Company and/or under applicable law, to indemnification with respect to liabilities, costs, losses and claims arising from or related to your service as an officer, director or employee of the Company or of any parent, subsidiary or affiliate of the Company.

18. NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

19. SEVERABILITY CLAUSE. Should any provision or part of this Agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

20. ASSIGNMENT. This Agreement may be assigned by the Company to (i) any affiliate of the Company or (ii) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or non-affiliate, as the case may be, to assume the obligations of the Company hereunder with the same effect as if such assignee were the “Company” hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

21. NON-ALIENATION. You shall not have any right to pledge, anticipate or in any way create a lien upon any payment or benefit provided under this Agreement, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

22. OFFSET. You hereby authorize the Company to offset any sums owed by you to the Company against the severance pay payable to you pursuant to this Agreement, to the fullest extent permitted under applicable law.

23. GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to conflicts of laws, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the City and State of New York for all purposes pertaining to this Agreement.

24. ENTIRE AGREEMENT. This Agreement and any attachments or exhibits hereto expressly supersede any and all previous understandings and agreements between the Company and you and constitute the sole and exclusive understanding between the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you (including your Non-Competition Agreement), the terms of which remain in full force and effect, with the sole exception that Paragraph 9(f) of the Non-Competition Agreement does not apply to you and shall have no further application. This Agreement and any attachments or exhibits hereto may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Company. You understand and agree that other than as set forth in this Agreement and the attachments or exhibits hereto, you will not receive any compensation, payments or benefits of any kind from the Company and you expressly agree that you are not entitled and have no right to any additional compensation, payments or benefits other than the payment of vested benefits (if any) under the terms of the Company’s qualified pension plans, as amended from time to time.

If the foregoing text of this document correctly reflects our mutual agreements, please execute and return to the undersigned the two originals of this Agreement.

Sincerely,
REVLON CONSUMER PRODUCTS CORPORATION
By:	/s/ Robert K. Kretzman

Robert K. Kretzman Executive Vice President, General Counsel and Chief Legal Officer

AGREEMENT AND

ACKNOWLEDGMENT

I, THOMAS E. MCGUIRE, acknowledge receipt of the Letter Agreement and Release and I agree to all the terms and conditions set forth in the Letter Agreement and Release. I have read and fully understand the meaning and effect of the terms set forth in the Letter Agreement and Release and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Letter Agreement and Release and to have the agreement reviewed by my attorney if I so choose. I acknowledge that if I execute this Letter Agreement and Release prior to the expiration of the twenty-one (21) day period or if I choose to forego the advice of an attorney, I do so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement and Release.

Date:	October 6, 2006

Name:	/s/ Thomas E. McGuire